Exhibit 4.3

Matching Manual | 2018 Cycle Human Resources

Matching Program 2018 Cycle

Rewarding Long Term Sustainable Performance

Important notice: The concession of the Program and the definition of all its conditions are a prerogative of the company. The participation is completely optional and voluntary to employees (participation for Vale’s CEO and Executive Directors is mandatory, according to the Net Bonus received), once all of the eligibility criteria are met and all conditions for participation are formally accepted by the employee. The purchase of shares is characterized as a risky investment, since it represents the investment of funds in variable income (i.e. publicly traded shares). By choosing to participate in the program, the employee recognizes and understands the risks posed, such as: capital market volatility, share liquidity and oscillation of their value in the stock exchange. The combination of these risks may bring earnings or losses to any employee who participates in the Program.

Both the purchase and the sale of the Vale S.A. shares, as well as the profits (dividends, interests, etc.) earned by each employee between the purchase and the sale, may be subject to taxes, especially with regards to personal income taxes - in cases of positive results from the sale of the shares. The tax regulations are dynamic and therefore subject to change and interpretation. The Human Resources team will be responsible for providing generic and relevant information regarding the Program, and participants are responsible for evaluating their personal finances and consulting with their accountants/financial advisors to ensure they are aware of all of the financial implications linked to participating in this Program.

Note that Matching participants should be aware of legal requirements, as well as Vale’s Code of Conduct and Securities Trading Policies.

Human Resources

March, 2018

Matching Manual | 2018 Cycle Human Resources

Table of Contents

1.	General Concepts	3

1.1.	About Matching Program	3

1.2.	Conditions for Eligibility	3

1.3.	Fundamental Characteristics	3

2.	Executives Placement in the Groups	4

2.1.	Placement Criteria	4

2.2.	Placement Rules	5

3.	How to Join the Program	5

3.1.	Program Enrollment	5

3.2.	Register Process in the Plan Administrators	6

3.3.	Shares Required for the Participation	6

3.3.1.	Type of Share	6

3.3.2.	Reference Value of the Participant	6

3.3.3.	Share Reference Price	7

3.3.4.	Number of Shares to Participate	7

4.	Shares Acquisition Process	7

4.1.	Use of Vested Shares	7

4.2.	Purchase of Shares in the Market	8

4.2.1.	Financial Contribution	8

4.2.2.	Shares Purchase Rules	8

5.	Shares Management During the Cycle	9

5.1.	Shares Administration	9

5.2.	Brokerage Fees	10

5.3.	Dividends and Interests on Equity	10

6.	Matching Award	10

6.1.	Conditions for staying in the Program	10

6.2.	Matching Award Payment at the End of the Cycle	11

6.3.	Early Payment During the Cycle	11

7.	Employees with Special Work Conditions	13

8.	Key Dates of 2018 Cycle	13

Appendix A: Participating Companies List		14

Appendix B: Eligible Employees Placement Distribution		16

Appendix C: Participation Options		17

Appendix D: Registration Regularization in the Plan Administrators		18

Appendix E: Methodology for Currency Conversion		19

Appendix F: Methodology for Share Price Calculation		20

Matching Manual | 2018 Cycle Human Resources

1.              General Concepts

1.1.         About Matching Program

The Matching Program is a long-term award mechanism offered to Vale’s executives and their affiliated and subsidiaries participant companies(1), that meet the eligibility conditions for participation. The program is governed by the criteria and rules established in this Manual(2) and aims to:

•                  Stimulate the sense of “ownership”;

•                  Increase Vale’s ability to recruit and retain top talents;

•                  Strengthen a culture of long-term sustainable performance;

•                  Stimulate the development of our executive’s skills; and

•                  Reward executives with meritorious performance and who invested their own resources in the company’s shares.

1.2.         Conditions for Eligibility

Will be eligible to participate in the Matching 2018 Cycle the executives who meet all of the conditions below:

•                  He/she must be active and working for Vale as of December 31st, 2017, with salary grade of 14V or above and occupying one of the following positions (or equivalents in technical career): (i) CEO; (ii) Executive Director; (iii) Director; (iv) Executive Manager; and (v) Manager;

•                  He/she must meet the specific conditions of placement in the groups and of participation options that are eligible for the program(3);

•                  He/she must be active and working for Vale at the official start date of the cycle and at the purchase shares date; and

•                  He/she must accept the program participation conditions through the Enrollment Form, within the deadline established.

1.3.         Fundamental Characteristics

The main characteristics of the 2018 Matching program are specified below:

•                  Participants acquire Vale’s shares traded in Brazil (B3 S.A.) or ADRs issued by Vale traded on the New York Stock Exchange (NYSE)(4), using its own resources, and shall hold such Shares in their entirety and under their ownership throughout the whole period of the cycle;

•                  The number of Shares required to each one’s participation will be established based on the participant’s Reference Value and on the share Reference Price(5);

•                  The vesting period of the cycle is 03 (three) years, officially starting on March 15, 2018 and ending with the award in March 2021(6), with an exact date to be previously established and communicated to the participants in the same year of the payment;

(1)  See Appendix A: List of Participant Companies the companies whose executives may be eligible. For the purpose of this manual, the terminology “Vale” will be used for Vale S.A. and other related companies of the group, affiliated and controlled, which are also participant.

(2)  Situations not covered in this manual should be evaluated and defined case by case by the Human Resources Director.

(3)  See details about the criteria for placing in the groups and for participation options in 2 Executives Placement in the Groups.

(4)  For the purpose of this manual, the terminology “Shares” will be used for both Vale’s shares traded in Brazil and Vale’s ADRs traded in NYSE.

(5)  See details about the Reference Value and the Reference Price in 3.3Shares Required for the Participation.

(6)  The established closing month may change, in accordance with Vale’s Securities Trading Policy. In case of changes, Vale will notify in advance to the participants.

Matching Manual | 2018 Cycle Human Resources

•                  The award paid by Vale at the end of the cycle is subject to the compliance with the conditions of permanence (see 6.1 Conditions for staying in the Program) and will occur in the same amount of Shares (1: 1 in shares) acquired by the executive, including the withheld income tax; and

•                  Participation in the Matching Program is entirely voluntary and optional(7), and the eligible executive who chooses to enroll must formalize his option through the Enrollment Form.

Important notes:

The rules described in this document are valid exclusively for the Matching Program starting in 2018.

The grant of the 2018 cycle of Matching Program does not require Vale to grant this incentive, or any other similar program, in future years. Vale reserves the right to examine and determine the eventual grant of similar incentives in subsequent years. Thus, employee participation in the 2018 cycle shall not generate expectations of future entitlement to similar programs.

2.              Executives Placement in the Groups

2.1.    Placement Criteria

In accordance to the eligibility rules (see 1.2 Conditions for Eligibility), the executive must comply with the specific conditions of placement in the groups and participation options to be able to participate in the program.

The executive’s placement(7),(8) in the groups A, B or C is responsibility of the immediate manager and has as recommendation the following criteria:

Table 2.1: recommended criteria for the placement

	Recommendation for Placement in the Groups(9)	Participation Options
Gr. A	• Executives evaluated as high potential and solid or high performance, according to C&S cycle evaluation occurred in 2016.	• Executives can choose by one of the options: • Extra, as per the level and region; • Standard, as per the level and region; or • Do not participate in the program.
Gr. B

•                  Executives evaluated as at potential and solid or high performance, according to C&S cycle evaluation occurred in 2016; or

•                  Executives hired after the end of C&S cycle occurred in 2016 and therefore, were not evaluated; or

•                  Executives evaluated in a lower(10) position than the one they are currently occupying, in the C&S cycle occurred in 2016.

• Executives can choose by one of the options: • Standard, as per the level and region; or • Do not participate in the program
Gr. C	• Executives evaluated as low performance, according to C&S cycle evaluation occurred in 2016, regardless of potential. (11)	• Are not eligible to participate in the program.

(7)  For CEO and Executive Directors, participation is mandatory according to the Net Bonus received and Administrative Counselor decision and approval. For this public there is no exercise of placement by the immediate manager; the participation is defined by the Extra option.

(8)  All Directors with direct report to the CEO should be automatically placed in Group A.

(9)  Evaluation of potential and performance according to definitions and assessments established in the C&S cycle occurred in 2016. Note that high potential means that the executive has been evaluated with a 1 to 3 years potential or a 0 to 1 year potential, in that C&S cycle.

(10)  It is considered a lower position those evaluated at least one hierarchical level below or two grades below, his/her grade on 12/31/2016.

(11)  In years where there is a development C&S cycle (instead of the evaluation cycle), the approving manager can relocate employee(s) from Group C to groups A or B, if there has been evolution in his/her performance (from low to solid or high).

Matching Manual | 2018 Cycle Human Resources

2.2.         Placement Rules

The immediate manager may place his eligible direct reports differently than the recommendation, however always ensuring that only a maximum of 30%(12) of the total of this team is placed in Group A. The other eligible, which are not allocated to Group A, will automatically be considered in the Group B.

If there are eligible executives who may not have been part of the placement exercise by the immediate manager, such executives will automatically be allocated to Group B.

3.              How to Join the Program

3.1.    Program Enrollment

After the placement exercise by the immediate manager (see 2 Executives Placement in the Groups), the executive who is eligible to participate shall formalize his option via Enrollment Form, indicating whether he will choose for (i) Extra option (if applicable), (ii) Standard option or (iii) not participating in the 2018 cycle.

By opting for participation, via any of the two options, the executive will also be formalizing his acceptance and agreement on the guidelines, rules and conditions of the Matching 2018 program, described in this document and in the Enrollment Form.

Important note:

The amounts for each participation option for the executive’s level and region are presented in Appendix C: Participation Options.

(12)  For rounding purposes, the calculation of 30% shall follow the distribution of Appendix B: Eligible Employees Placement Distribution.

Matching Manual | 2018 Cycle Human Resources

3.2.         Register Process in the Plan Administrators

It is necessary that the participant is registered in the stock market regulatory bodies and has an updated account in one of the official Vale’s Matching plan administrator, as follow:

•                  Bradesco Corretora, for participants who are in Brazil at the time of the purchase of shares;

•                  Solium Capital, or participants who are outside Brazil at the time of purchase of shares.

See in Appendix D: Registration Regularization in the Plan Administrators the list of documents and main guidelines for the registration regularization. For further information, the executive can contact directly the administrators in the contacts below:

•                  Bradesco Corretora: comercial@bradescobbi.com.br or +55 (11) 3556-3000 (10am to 6pm);

•                  Solium Capital, help@solium.com or +1-403-515-3909.

Important note:

The information update process with the Matching official administrator, according to participant’s location, is the sole responsibility of the participant(13). Any leader who does not send the registration information within the outlined enrollment period may lose the right to participate in the 2018 cycle.

3.3.         Shares Required for the Participation

3.3.1.    Type of Share

Will be considered for this program the class “A” common shares or ADRs backed in common shares of the same class traded on the NYSE, and issued by Vale, through the authorized plan administrator for each location.

Therefore, participants residing in Brazil must acquire VALE3 shares, while participants residing outside Brazil must acquire VALEON ADRs. This manual uses the terminology “Shares” for any of the above types, as specified in footnote 4.

3.3.2.    Reference Value of the Participant

The Reference Value to be calculated to each participant will vary according to the following criteria:

•                  Group in which he/she was placed by the immediate manager, based on the position in the most recent evaluation cycle of the Career & Succession process (C&S), which occurred in 2016;

•                  Base salary on 12/31/2017(14) (respecting the definition of “base salary” of each location);

•                  Salary grade on 12/31/2017(14);

•                  Location where the leader is based on and/or company he/she is active at, both on 12/31/2017(14);

•                  Number of months (pro-rated) at Vale, in 2017;

•                  Participation option chosen by the participant in the Enrollment Form (Standard or Extra).

(13)  In cases of expatriation, repatriation or transfer from or to Brazil, participants may need to open an account with both plan administrators. If this is your case, please contact your local HR.

(14)  As officially registered in the source system and/or local payroll, on that date.

Matching Manual | 2018 Cycle Human Resources

Participants resident in Brazil will have the Reference Value calculated in Brazilian Reais, while participants residing outside Brazil will have the Reference Value calculated in US Dollars.

Currency conversions that are required to convert the Reference Value to US Dollars will be made according to the methodology set out in Appendix E: Methodology for Currency Conversion.

3.3.3.    Share Reference Price

Will be used the closing price as of March 15th, 2018. Consult the Appendix F: Methodology for Share Price Calculation for more details on the Share Reference that will be used in the program.

3.3.4.    Number of Shares to Participate

The number of Shares required for the participation on 2018 Matching cycle will be established based on each executive’s Reference Value, divided by the Reference Price of the Share. For executives in Brazil, Reference Value and Reference Price will be used in Brazilian Reais, and for executives outside Brazil, Reference Value and Reference Price will be used in US Dollars.

The number of Shares for participation will be rounded down, so that there is no decimal fraction (decimal places) for both participants from Brazil and outside Brazil.

Participants will be notified by Vale’s Human Resources area regarding their number of Shares for the 2018 Matching cycle, as well as other information that is necessary for their enrollment and participation in the cycle.

4.              Shares Acquisition Process

The eligible executive who chooses to participate in the terms of this program is responsible for financing the acquisition of his/her Shares. The number of Shares to be acquired by each participant, and consequently to be withheld during the three (03) years vesting, must respect the number calculated and communicated by Vale’s Human Resources (see 3.3Shares Required for the Participation).

The participant can acquire the Shares in two ways: (i) by using vested Shares of his/her own; and/or (ii) by purchasing Shares in the market, on the date established by Vale. The executive may use only one option or both options, in order to acquire the number of Shares required for the 2018 cycle.

4.1.    Use of Vested Shares

These Shares must be of the same type provided by the program (see 3.3.1 Type of Share) and be, at the beginning of the 2018 cycle, under the management of the official administrator(15), according to the participant’s location (see 3.2 Register Process in the Plan Administrators). In addition, to be used in the 2018 Matching cycle, the vested Shares cannot be related to the cycles started in 2016 and 2017 (cycles that will not be ended yet by the beginning of the 2018 Matching cycle).

The use of vested Shares is optional and must be indicated and authorized by the executive in the Enrollment Form.

(15)  If the participant has vested Shares in other brokers and wants to use them, he/she must transfer them to the Matching authorized administrator. This process is optional and must be conducted and financed by the executive directly with his home broker.

Matching Manual | 2018 Cycle Human Resources

4.2.         Purchase of Shares in the Market

The executive who does not have enough vested Shares to participate in the 2018 cycle (or who opted not to use them), must purchase the remaining Shares in the market. To do so, it will be necessary the financial contribution (via deposit, transfer or cheque delivery) of the funds, in local currency(16), to Vale’s bank account, which will be previously communicated by Vale’s Human Resources.

The purchase of the Shares in the market will be operated by HR together with the plan administrators, and will be held on April 05, 2018, based on the market shares price on this date.

4.2.1.    Financial Contribution

The period for the participants to make the necessary contribution for the purchase of the Shares will be from March 19th to 28th, 2018. This contribution can be made via deposit, transfer or cheque delivery, and the amount calculation must respect the quantity of Shares to be purchased and the Reference Price (see 3.3.3 Share Reference Price). Currency conversions that are required should follow the Appendix E: Methodology for Currency Conversion.

It is necessary that the participant make the contribution of this exact amount or a higher amount(17) so that his/her participation can be confirmed. Contributions in a lower amount will not be considered for 2018 Matching, and in this case the Shares purchased will be vested and free for the personal use of the executive.

It is the executive’s responsibility to communicate to HR once the contribution is made, so that the resources can be properly identified. The registration tool will be previously informed and must be filled by the participant, respecting the deadline for the contributions period, as established in this item.

Important Notes:

The Reference Price of the Shares and, therefore, the minimum amount for contribution, are just parameters for the process reference, and Vale is not liable for any oscillation in the price of the Shares until the established day for the purchase in the market.

The executive’s financial contribution amount for the Matching Shares purchase will not be adjusted in the period between the payment/contribution and the effective date of the purchase in the market.

4.2.2.    Shares Purchase Rules

Considering that the participant has contributed with the minimum amount for his/her participation in the 2018 cycle (see 4.2.1 Financial Contribution), the following conditions must be observed regarding the Share price:

•                  Purchase price was lower than the Reference Price: the additional amount contributed will be converted into Shares (VALE3 in Brazil and ADR VALEON outside) for personal purposes, and there will be no refund(18) in cash for the executive. These additional Shares will not be eligible for the award at the end of the cycle;

(16)  For calculation details, see Appendix E: Methodology for Currency Conversion and Appendix F: Methodology for Share Price Calculation.

(17)  Participants are encouraged to follow and observe the market trends, so that, in case they expect a Share appreciation, they should contribute with an amount higher than the one calculated.

(18)  Except for employees in Brazil, who will remain receiving back the decimal (fractioned) portion Shares through the payroll.

Matching Manual | 2018 Cycle Human Resources

•                  Purchase price was higher than the Reference Price: Vale will anticipate(19) the necessary amount so that the participant can acquire all of the Shares, and he/she must return the money back to Vale through a new contribution in the same bank account, within the period established by the HR. In case of noncompliance, the executive will not be eligible for the award at the end of the cycle and will also be subject to the consequences set forth in Vale’s Ethics and Conduct Code. In accordance to Vale’s Related Party Transactions Policy, Vale is prohibited from anticipating any amount to the CEO and Executive Officers.

5.              Shares Management During the Cycle

5.1.    Shares Administration

The executive may sell, transfer or transact at any time his/her 2018 cycle Shares, total or partially. However, if it is done, he/she will lose the right to receive the award, that will be paid by Vale in 2021. In addition, any cost resulting from such sale/transaction will be the responsibility of the executive(20).

The Matching Administrators are responsible for managing the Shares during the cycle vesting, and Vale will be informed of any transactions made that may invalidate the executive’s participation in this cycle.

To consult the program’s statement and number of Shares, please access the administrators’ platforms:

•                  For Shares in Bradesco(21): verifiqueseuplano.com.br/bradescocorretora/

•                  For Shares in Solium(21): solium.com/

(19)  For CEO and Executive Directors there can be no anticipation, therefore, if the contributed amount is not enough for them to purchase all of the necessary Shares, other periods will be defined for new contributions for the acquisition of the remaining Shares.

(20)  By having the participation ended, the costs previously funded by Vale will become the executive’s. It is important to keep contacts and registration data with the administrators always updated, so that eventual processes and services can be communicated.

(21)  Should the participant have any questions regarding the system access or data consult, It is necessary to contact directly the plan Administrators of Vale’s Matching program - Bradesco: comercial@bradescobbi.com.br or +55 (11) 3556-3000; Solium: help@solium.com or +1-403-515-3909.

Matching Manual | 2018 Cycle Human Resources

5.2.         Brokerage Fees

Any Shares purchased outside the program through the same brokerage firm that manages the Matching Shares must be purchased in a separate account and will be subject to brokerage fees defined by the firm. Vale will not be responsible for paying any fees related to purchases outside the program.

5.3.         Dividends and Interests on Equity

In the event of dividends and/or interest on equity paid by Vale, the holders of Shares acquired through the program will be entitled to dividends as any other Vale’s shareholder.

Executives who use the plan administrator in Brazil will have the amounts deposited in their respective bank accounts, and executives who use the plan administrator outside Brazil may receive the credit in the Solium Capital account or choose for the automatic reinvestment in new shares of the same type.

Shares acquired with dividend and/or interest on equity are not part of the Matching program Shares and, therefore, will not be eligible for the award at the end of the three (03) year period.

6.              Matching Award

6.1.    Conditions for staying in the Program

In order for the executives to be entitled to receive the Matching 2018 award at the end of the three-year cycle, they must meet all of the conditions below:

•                  They must have acquired the Shares (via purchase conducted by Vale and/or via use of vested Shares - see 4 Shares Acquisition Process) in accordance with the amount established and communicated by HR, and maintained in full and under his/her ownership during three years, until the payment date;

•                  They may not have sold and/or transferred(22) (total or partially) the Matching Shares (including vested Shares being used for this cycle) during three years, until the payment date;

•                  In the Matching account, investments can only be made with amounts received as dividends and/or interest on equity, when allowed by the brokerage firm. The Matching account will be blocked for other Shares acquisitions;

•                  Transactions involving derivatives, which set up positions sold in Vale Shares, as well as the rental of shares belonging to the participant to third parties are prohibited, since the purpose of Matching is to expose and align the executive to Vale’s listed Shares throughout the cycle;

•                  Transactions involving derivatives and share renting related to any shares issued by Vale that the executive holds, even if purchased outside the program, as long as they are an active participant of the program are also prohibited. Any noncompliance with this rule will be subject to consequences provided for in Vale’s Ethics and Conduct Code.

(22)  In case of repatriation, expatriation and another international movement related to Vale, the transfer of Shares is allowed as long as participants use both official plan administrators. In case of total transfer (of all ADRs) to Brazil, the factional shares with Solium must be sold by the participant or kept with Solium at the participant’s expense and will not be eligible for the Matching award.

Matching Manual | 2018 Cycle Human Resources

6.2.         Matching Award Payment at the End of the Cycle

At the end of the cycle in 2021, participants who are eligible for the Matching 2018 award will receive by Vale the same number of Shares (1: 1 in shares) initially acquired, and also including the income tax (gross-up).

The Shares purchased by Vale and credited to the participant’s account, as an award, must respect the authorized plan administrator according to the executive’s location at the time of payment (see 3.2 Register Process in the Plan Administrators), regardless of the location in which the executive was at the beginning of the program.

The area/company responsible for the executive’s costs at the time of the award will be responsible for the payment of his/her Matching 2018 award(23).

6.3.         Early Payment During the Cycle

The conditions below outline the treatment for participants who leave Vale before the end of the 2018 cycle:

Resignation or Termination with Cause

The executive will not be eligible for the award. In this case, the Shares purchased will no longer be linked to the program and, therefore, can be sold or kept as the executive’s decision, once they were acquired base on his/her own resources. Costs of the portfolio administration, if applicable, will be the full responsibility of the executive after the resignation.

Termination without cause or Retirement

The executive will receive his/her award in cash, by the time of the termination/retirement and pro-rated by the number of months worked for Vale during the 2018 cycle.

The area/company responsible for the executive’s costs at the time of the termination/retirement will be responsible for the payment of his/her Matching 2018 award.

After the termination/retirement, the Shares purchased will no longer be linked to the program and, therefore, can be sold or kept as the executive’s decision, once they were acquired base on his/her own resources. Costs of the portfolio administration, if applicable, will be the full responsibility of the executive after the termination.

Important Note:

The executive who is transferred to other participating companies of the group (see Appendix A: Participating Companies List) during the cycle vesting, leading to a termination in the original company and a hire in the new company, should preferably remain eligible to participate in the program until the end of the cycle (according to the established conditions for staying in the program).

Death or Retirement due to Long-Term Disability

The executive or his/her legal heirs will receive the full 2018 cycle reward, in cash, based on the number of Shares purchased at the beginning of the cycle.

The area/company responsible for the executive’s costs at the time of the termination/retirement will be responsible for the payment of his/her Matching 2018 award.

(23)  The amount to be disbursed by the companies must be budgeted and accrual by the companies themselves, according to the guidelines of the applicable budget cycles.

Matching Manual | 2018 Cycle Human Resources

At this moment, the Shares purchased will no longer be linked to the program and, therefore, can be sold or kept as the executive’s or legal heirs’ decision, once they were acquired base on his/her own resources. Costs of the portfolio administration, if applicable, will be the full responsibility of the executive or the legal heirs, after the termination.

Executives from Associated or Subsidiary Companies that Undergo Change of Control or Divestiture

Participants from associated or subsidiary companies (see Appendix A: Participating Companies List) that undergo Change of Control or Vale´s divestiture, will receive the award in cash and pro-rated by the number of months worked for the associated/subsidiary company during the cycle until the Change of Control or Vale´s divestiture (while on Vale’s control).

The area/company responsible for the executive’s costs at the time of the Change of Control or divestiture will be responsible for the payment of his/her Matching 2018 award.

At this moment, the Shares purchased will no longer be linked to the program and, therefore, can be sold or kept as the executive’s decision, once they were acquired base on his/her own resources. Costs of the portfolio administration, if applicable, will be the full responsibility of the executive after the effective date of termination.

Summary Table of Early Payment During the Cycle

Table 6.3: Summary of conditions for early payment

Condition for early payment	Eligible for the award	Reference date for the calculation	Pro-rata for the calculation	Time of the award payment	Resp. by the award costs	Resp. by the mngmt and portfolio costs
Resignation or termination with cause	No	—	—	—	—	Executive

Termination without cause or retirement	Yes, in cash	Last business day of the month preceding the date of the condition	Number of months worked in the cycle	Follow local laws and practices and pay, preferably, with the other termination payments	Area/company responsible for the employee’s costs on the condition date	Executive

Death or retirement due to long-term disability	Yes, in cash	Last business day of the month preceding the date of the condition	Full	Follow local laws and practices and pay, preferably, with the other termination payments	Area/company responsible for the employee’s costs on the condition date	Executive or legal heirs

Change of Control or Vale´s divestiture	Yes, in cash	Last business day of the month preceding the date of the condition	Number of months worked in the cycle in the company, until the change of control/ divestiture	Preferably, on the 1st pay after the change of control/divestiture, as established in the change of control/ divestiture contracts	Area/company responsible for the employee’s costs on the condition date	Executive

Matching Manual | 2018 Cycle Human Resources

7.              Employees with Special Work Conditions

Employees who are away or on leave of absence, fixed term contracts, expatriates/repatriated, and granted or transferred to other group companies, should be treated according to their location rules.

See below some particularities for expatriate/repatriated and executives transferred to other companies.

Expatriates or Repatriated Employees

For these cases, Global Mobility rules prevail and should be consulted.

The responsibility for tracking and managing Matching for the eligible expatriates or repatriates will be the local HR (Host Country HR for expatriates; Home Country HR for repatriated).

If the participant is transferred during the cycle, his/her Shares (including shares obtained via dividends) can remain in the previous administrator - there is no need to transfer them to the other location.

Regarding the award, Global Mobility rules should be consulted to define the company responsible for the payment (valid for all the cycles in which the executive may be participating). Regardless of the paying company, the executive should receive the award based on his/her location at the time of the payment.

Executives Transferred to Other Companies of the Group

In case of employees transfer to another company after the beginning of the cycle, with corresponding transfer of contractual obligations, the executive will continue to participate in the 2018 cycle. Payments related to the time worked before the transfer, if applicable, must be made by the destiny company.

8.              Key Dates of 2018 Cycle

Table 8: Key dates of 2018 cycle.

#	Date	Brief description of the event
01	March 06 to 15, 2018(24)	• Period for executive to formalize the enrollment option to 2018 cycle

02	March 15, 2018(25)	• Official date for the beginning of 2018 Matching cycle

03	March 19 to 28, 2018	• Period for financial contributions

04	April 05, 2018(25)	• Date for the Shares purchase in the market

05	March, 2021	• End of the cycle, with the award payment for the eligible employees

Important note:

The dates established above may be changed, and in this case, will be previously communicated by Vale to the participants. It is the responsibility of the Matching program participants to always observe the terms of Vale’s Securities Trading Policy.

(24)  Eligible employees may change their enrollment decision until the program official registration in the commissions (SEC and CVM).

(25)  Preliminary dates, subject to change.

Matching Manual | 2018 Cycle Human Resources

Appendix A: Participating Companies List

Below is the list of the associated/subsidiary companies whose employees may be eligible to participate in the 2018 Matching, as well as the countries where they are located and the respective HR teams.

Important notes:

The information of the table below is subject to change during the cycle. It is the participant’s responsibility to remain informed about any changes through local HR.

The following list indicates the companies that may have eligible employees. It does not mean that all the executives from these companies will be eligible.

Table A: List of subsidiary and associated companies whose employees may be eligible to the 2018 cycle.

#	Company	Country	HR Responsible
1	Companhia Portuária Baia de Sepetiba	BRAZIL	Latin America
2	CVRD Emirates Limited	UAE	Asia Pacific, Europe & Middle East
3	Fundação Vale do Rio Doce	BRAZIL	Latin America
4	Mineração Corumbaense Reunida	BRAZIL	Latin America
5	Potássio Rio Colorado S.A.	ARGENTINA	HR Vale Cubatão
6	PT Vale Eksplorasi Indonesia	INDONESIA	Asia Pacific, Europe & Middle East
7	PT Vale Indonesia Tbk	INDONESIA	Base Metals
8	Salobo Metais S.A	BRAZIL	Latin America
9	Transbarge Navegacion S.A	PARAGUAY	Latin America
10	Vale Americas Inc	UNITED STATES	Base Metals
11	Vale Asia Kabushiki Kaisha	JAPAN	Asia Pacific, Europe & Middle East
12	Vale Australia Pty Ltd	AUSTRALIA	Asia Pacific, Europe & Middle East
13	Vale Base Metals Asia Pacific Pte.Ltd	SINGAPORE	Base Metals
14	Vale Canada Limited	CANADA	Base Metals
15	Vale Europe Ltd.	UNIT. KINGDOM	Base Metals
16	Vale Exploracion Argentina S.A.	ARGENTINA	Latin America
17	Vale Exploraciones Chile Ltda	CHILE	Latin America
18	Vale Exploration Peru SAC	PERU	Latin America
19	Vale Exploration Pty Ltd	AUSTRALIA	Asia Pacific, Europe & Middle East
20	Vale India Private Limited	INDIA	Asia Pacific, Europe & Middle East
21	Vale International Holdings GmbH	AUSTRIA	Asia Pacific, Europe & Middle East
22	Vale International Korea	KOREA	Asia Pacific, Europe & Middle East
23	Vale International S.A	SWITZERLAND	Asia Pacific, Europe & Middle East
24	Vale International S.A. Singapore Branch	SINGAPORE	Asia Pacific, Europe & Middle East
25	Vale International SA-DIFC	UAE	Asia Pacific, Europe & Middle East

Matching Manual | 2018 Cycle Human Resources

26	Vale Japan Ltd.	JAPAN	Base Metals
27	Vale Logística da Argentina S.A	ARGENTINA	Latin America
28	Vale Logistics Limited	MOZAMBIQUE	Africa
29	Vale Malaysia Minerals SDN. BHD.	MALAYSIA	Asia Pacific, Europe & Middle East
30	Vale Manganês S.A	BRAZIL	Latin America
31	Vale Metals (Shangai) Co., Ltd	CHINA	Asia Pacific, Europe & Middle East
32	Vale Minerals China Co. Ltd	CHINA	Asia Pacific, Europe & Middle East
33	Vale Mozambique Ltda.	MOZAMBIQUE	Africa
34	Vale Newfoundland & Labrador Ltd.	CANADA	Base Metals
35	Vale Nickel (Dalian) Co. Ltd	CHINA	Base Metals
36	Vale Nouvelle-Calédonie S.A.S.	NEW CALEDONIA	Base Metals
37	Vale Oman Distribution Center LLC	OMAN	Asia Pacific, Europe & Middle East
38	Vale Oman Pelletizing Company LLC	OMAN	Asia Pacific, Europe & Middle East
39	Vale S.A.	BRAZIL	Latin America
40	Vale Technology Development (Canada) Limited	CANADA	Base Metals
41	ValeServe Malaysia Sdn. Bhd.	MALAYSIA	Asia Pacific, Europe & Middle East

Matching Manual | 2018 Cycle Human Resources

Appendix B: Eligible Employees Placement Distribution

Table B: Eligible employees placement distribution based on the total eligible team.

# Potential participants (Gr. A + Gr. B)	Max. number to place in Gr. A
1	1
2	1
3	1
4	2
5	2
6	2
7	3
8	3
9	3
10	3
11	4
12	4
13	4
14	5
15	5
16	5
17	6
18	6
19	6
20	6
21	7
22	7
23	7
24	8
25	8
26	8
27	9
28	9
29	9
30	9
31	10
32	10
33	10
34	11
35	11
36	11
37	12
38	12
39	12
40	12
41	13
42	13
43	13
44	14
45	14
46	14
47	15
48	15
49	15
50	15
51	16
52	16
53	16
54	17
55	17
56	17
57	18
58	18
59	18
60	18
61	19
62	19
63	19
64	20
65	20
66	20
67	21
68	21
69	21
70	21
71	22
72	22
73	22
74	23
75	23
76	23
77	24
78	24
79	24
80	24
81	25
82	25
83	25
84	26
85	26
86	26
87	27
88	27
89	27
90	27
91	28
92	28
93	28
94	29
95	29
96	29
97	30
98	30
99	30
100	30

Matching Manual | 2018 Cycle Human Resources

Appendix C: Participation Options

The table below shows the participation options for active participants in the companies xxxxxxxxxxxxxxx. For values referring to other participating companies, please consult your local HR.

Table C: Participation options values

Hierarchical level	Grade	Standard Option (number of gross monthly salary or % of gross annual base salary)	Extra Option (number of gross monthly salary or % of gross annual base salary)
Director and equivalent in the Technical Career	01V	XX	XX
	02V	XX	XX
	03V	XX	XX
	04V	XX	XX
	05V	XX	XX
Executive Manager and equivalent in the Technical Career	06V	XX	XX
	07V	XX	XX
	08V	XX	XX
Manager/ Executive Manager	09V	XX	XX
Manager and equivalent in a Technical Career	10V	XX	XX
	11V	XX	XX
	12V	XX	XX
	13V	XX	XX
	14V	XX	XX

Matching Manual | 2018 Cycle Human Resources

Appendix D: Registration Regularization in the Plan Administrators

Bradesco Corretora - New executives account creation

Participants who receive the fixed salary in Brazil and don’t have an account must provide the following documents: (i) Enrolment Form; (ii) Intermediation and Sub-custody Contract; (iii) Copy of Documents (ID or Driver’s License with CPF - Individual Taxpayer’s Roll); (iv) Proof of residence (address where you will receive information regarding your account); and (v) FATCA (Foreign Account Tax Compliance Act).

The documents must be completed, signed and sent (originals and copies) by the date established by the brokerage firm, to Av. Paulista, 1450, 7th floor, 01310-100, A/C Bruno Racioppi or Matheus Marra.

Bradesco Corretora - Update of executives already registered

Participants who receive the fixed salary in Brazil and already have an account must update the data every 2 years to keep participating in Matching. Thus, those whose account has been created or updated 2 years ago or more, should contact Bradesco and send the updated Enrolment Form, or inform that there is no change in their information. In addition, the following documents must be sent: (i) Enrolment Form; (ii) C Copy of Documents (ID or Driver’s License with CPF - Individual Taxpayer’s Roll); (iii) C Proof of residence (address where you will receive information regarding your account); (iv) Intermediation and Sub-custody Contract; (v) FATCA (Foreign Account Tax Compliance Act); (iv) Analysis of the Investor Profile.

Questions should be clarified directly with Bradesco (comercial@bradescobbi.com.br/+55 (11)3556-3000)

Important note:

In order to be accepted by the plan administrator, the Intermediation and Sub-custody Contract, in addition to the participant’s signature, must also have an authorized officer’s recognition by Vale (procurator), and the Enrollment Form must be signed by 2 witnesses, besides the participant’s signature and the Vale’s recognition.

Solium Capital - New executives account creation

Participants who receive the fixed salary outside Brazil (including international designation) and don’t have an account should contact the local HR and provide the necessary information to create the account.

In addition, it’s necessary to complete the W-8BEN Form (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) regarding the income statement in case of dividends payment or Shares sales. If it is not completed, the participant may be subject to taxes, which are his/her responsibility. The filling of this form must be done online, directly in the Solium system (solium.com). Other forms may be required, depending on the legal requirements of each country.

Solium Capital - Update of executives already registered

If it is necessary to update the account information, the executive should contact Solium directly and request the change. Eventually, Solium may request to update the account (if applicable).

Questions related to the required documentation, or Shares sales, should be clarified directly with Solium Capital, by calling +1-403-515-3909 or by e-mail help@solium.com.

Important note:

Leaders living abroad who have tax registration in Brazil (CPF) should pay special attention to ensure the information registered with the plan administrator accurately reflects the current status of the tax situation with the Brazilian treasury department, i.e. resident or non-resident. Any discrepancy may cause tax implications to the participant.

Matching Manual | 2018 Cycle Human Resources

Appendix E: Methodology for Currency Conversion

For executives that are outside Brazil and with a reference currency other than USD (currency in which the Share is traded outside Brazil), it is necessary to convert the reference currency to USD currency or vice versa.

To do so, the methodology described below (according to each case) will be used, considering the official website http://www.oanda.com/ and using the internationally recognized rounding rules, with two decimal places in all values.

For the Beginning of the Cycle

•                  Reference date for calculation: March 15, 2018 (official date of the 2018 cycle beginning);

•                  Reference currency: currency in which the executive received his/her base salary on 12/31/2017 and/or currency in which the executive made the financial contribution in Vale’s bank account;

•                  Method of conversion: bid rate on the reference date;

•                  Applicability: calculation of the following amounts - participant Reference Value, amount to be contributed by the participant and value to be considered for the purchase of Shares in the market (when / if applicable).

For Payment at the End of the Cycle

•                  Reference date for calculation: official end date of the cycle (to be previously established and communicated to participants in the same year of payment);

•                  Reference currency: currency in which the executive receives his/her base salary at Vale;

•                  Method of conversion: bid rate on the reference date;

•                  Applicability: calculation of the gross amounts to be paid to the participants as awards for the Matching 2018 program.

For Early Payment (before the end of the cycle)

•                  Reference date for calculation: last day of the month preceding the condition date (according to 6.3 Early Payment During the Cycle);

•                  Reference currency: currency in which the executive received his/her last base salary at Vale;

•                  Method of conversion: simple average of bid rates of the month preceding the condition date;

•                  Applicability: calculation of the amounts to be paid on the termination, to participants who leave Vale before the end of the cycle (see 6.3 Early Payment During the Cycle).

Important note:

The methodology described above should be applied to all current Matching cycles in which the executive may be participating, thus prevailing on possible different methodologies that may be described in the other Manuals, prior to this.

Matching Manual | 2018 Cycle Human Resources

Appendix F: Methodology for Share Price Calculation

For the Beginning of the Cycle

The Reference Price to calculate the number of Shares required in the 2018 cycle will be the Stock Exchange closing price (B3 S.A. for executives in Brazil, and NYSE for executives outside Brazil) on March 15, 2018. For participants in Brazil, the price will be in Reais (VALE3) and for participants outside Brazil, the price will be in US Dollars (VALEON).

To calculate the amount to be contributed by each participant, will be used the Reference Price established above and the number of Shares to be purchased by each participant.

The Share purchase price will be the Matching shares actual average purchase price in the market, on the official cycle purchase day, which will occur on April 05, 2018.

Internationally recognized rounding rules, with two significant decimal places, should be considered in all values.

For Payment at the End of the Cycle

For the award of executives eligible for payment, the actual average purchase price of Matching’s shares in the market, on the official award day of the cycle, shall be used in 2021.

Internationally recognized rounding rules, with two significant figures, should be considered in all values.

For Early Payment (before the end of the cycle)

In the case of payment before the end of the cycle, the price to be used in the calculation shall be established based on the following:

•                  Reference date for calculation: last day of the month preceding the condition date (according to 6.3 Early Payment During the Cycle);

•                  Period: 60 last trading sessions prior to the reference date;

•                  Method of calculation: average of the share price weighted by the financial volume of Shares traded, in each of the trading sessions.

The trading sessions dates and the type of the Share shall be in accordance with the participant’s location on the condition date.

Internationally recognized rounding rules, with two significant decimal places, should be considered in all values.

Important note:

The methodology described above should be applied to all current Matching cycles in which the executive may be participating, thus prevailing on possible different methodologies that may be described in the other Manuals, prior to this.